CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated December 11, 2006, which is incorporated by reference, in this Registration Statement (Form N-1A 33-26830 and 811-5717) of Dreyfus Worldwide Dollar Money Market Fund, Inc.

ERNST & YOUNG LLP
New York, New York
February 23, 2007